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                                                                EXHIBIT 23(e)




INDEPENDENT AUDITIORS' CONSENT



We consent to the use in this Registration Statement of SouthTrust Corporation on Form S-4 to be filed on or about February 14, 1996, of our report dated November 24, 1993, on the Consolidated Statement of Operations, Stockholders' Equity and Cash Flows of FFE Financial Corp. and subsidiary (which report expresses an unqualified opinion and includes an explanatory paragraph related to an uncertainty concerning litigation), appearing in the Proxy Statement/Prospectus, which is part of this Registration Statement.


We also consent to the reference to us under the heading "Experts" in such Proxy Statement/Prospectus.



/s/ Deloitte & Touche LLP

DELOITTE & TOUCHE LLP
Tampa, Florida
February 14, 1996